Exhibit 99.1

Press Release

ABRAXIS BIOSCIENCE REPORTS THIRD QUARTER 2006

ADJUSTED EARNINGS PER SHARE OF $0.21 VERSUS $0.06 IN

THE PRIOR YEAR PERIOD, EXCLUDING MERGER-RELATED

ITEMS AND STOCK COMPENSATION EXPENSE

Third Quarter Revenue Increased 57 Percent to a Record $203 Million,

Including the Acquired AstraZeneca products

LOS ANGELES, Calif. (November 6, 2006) – Abraxis BioScience, Inc. (NASDAQ:ABBI), an integrated, global biopharmaceutical company, today reported financial results for the third quarter ended September 30, 2006.

Adjusted net income per diluted share, which excludes merger-related items and non-cash stock compensation expense, was $0.21 versus $0.06 in the prior year period. On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the company reported net income of $13.5 million, or $0.08 per diluted share, for the third quarter of 2006, versus a net loss of $1.9 million, or $0.01 per share, in the third quarter of last year. The attached table provides additional information regarding the basis for the adjusted net income per diluted share calculation.

For the 2006 third quarter, total revenue, which includes acquired AstraZeneca products, increased 57 percent to a record $203.1 million versus $129.6 million in the third quarter of 2005.

“We are very pleased with our overall performance this quarter. Our margins remain strong, our hospital-based division revenues are robust and growing, and we are making positive change within the organization to improve operations,” said Patrick Soon-Shiong, M.D., chairman and chief executive officer of Abraxis BioScience. “Although the current sales of ABRAXANE do not yet reflect the immense amount of work being done

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behind the scenes, we remain encouraged by the co-promotion activities and expect to see these efforts reflected in the upcoming months.”

Product Sales Performance

ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) revenue for the quarter increased to $52.3 million, which includes $40.2 million of net sales, recognition of $9.1 million of deferred revenue related to the AstraZeneca co-promotion agreement in the United States and a $3 million reduction in reserves as a result of periodic review of chargeback activity. Net sales in the third quarter of 2006 represent a 25 percent increase versus net sales of $32.1 million in the same period last year. In the third quarter, fewer patients than anticipated were treated with ABRAXANE, which is consistent with the overall decline in the demand for taxanes and in the number of breast cancer patients treated. ABRAXANE revenue is anticipated to be in the range of $173 million to $183 million for 2006, which includes net sales expected to be in the range of $155 million to $165 million and deferred revenue of $18 million.

ABRAXANE shows a positive trend in market penetration for metastatic breast cancer. According to IMS data, for the period between February 2006 and September 2006 versus the same period last year, there was a 64 percent unit growth in ABRAXANE versus an 11 percent increase in the overall taxane market. At the beginning of the third quarter, an expanded team of 172 oncology specialists began selling ABRAXANE throughout the U.S. This team now consists of the original ABRAXANE sales force as well as the added AstraZeneca oncology specialists. The AstraZeneca sales team is highly experienced in the breast cancer market and has received extensive training on ABRAXANE since the initiation of the collaboration. The combined sales forces are working together closely, and the execution of the co-promotion has met expectations. Although the Company does not expect to see an impact on sales from this co-promotion until early 2007, internal indicators demonstrate a significant increase in interest of ABRAXANE by physicians since the co-promotion commenced due to the greater share of voice in the marketplace.

In the third quarter, the European Medicines Agency (EMEA) accepted for review the company’s application for ABRAXANE for the treatment of breast cancer. The review period by the EMEA for this centralized procedure is expected to take approximately 12

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months. Abraxis also announced its intent to seek a global commercialization partner for ABRAXANE and expects to name a partner in early 2007.

Following the close of the third quarter, Abraxis Oncology announced its new patient access program. This drug replacement and patient assistance program consists of two components: one for insured patients that have been treated with ABRAXANE where claims have been denied by their insurance, and another for uninsured patients that physicians wish to treat with ABRAXANE. This assistance program provides comprehensive support for cancer patients being treated with ABRAXANE.

Hospital-based product revenue for the third quarter increased 55 percent to $150.1 million, which includes $40.6 million from acquired AstraZeneca products, versus $96.7 in the prior year period. Organic growth of the existing hospital-based business in the third quarter increased 13 percent versus the same period in 2005.

In the third quarter, Abraxis Pharmaceutical Products (APP) completed the integration of the acquired AstraZeneca U.S. branded anesthetic and analgesic injectable products. This acquisition, which encompassed more than 100 additional dosage forms, increased the Company’s product offerings by approximately 30 percent. The APP division is one of the top three producers by volume for 90 percent of the drugs it manufactures, and remains a leader in the hospital-based market.

As a result of its aggressive ANDA business development activity, the APP division remains a market leader with nine ANDA approvals received this year. APP currently has 27 ANDAs pending at the FDA, almost 60 in development, and is well on its way to continuing this market leading position by achieving its goal of approximately 10 approvals per year. Since the beginning of the year, this division has also launched nine products into the marketplace.

Gross Margins and Operating Expenses

Gross margin for the third quarter of 2006 was 60 percent, excluding the recognition of revenue deferred under the AstraZeneca co-promotion agreement, chargeback adjustments, amortization related to the merger-related inventory write-up charges, and the product rights amortization associated with the AstraZeneca product purchase.

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Selling, general and administrative (SG&A) expenses increased to $56.5 million, or 28 percent of revenue, in the third quarter of 2006 versus $27.7 million, or 21 percent of revenue, in the prior year period. The increase primarily reflects the ABRAXANE commission expense relating to the co-promotion agreement with AstraZeneca and the recent expansion and activities of the Abraxis Oncology division.

Research and development (R&D) expenses totaled $21.8 million during the third quarter of 2006 compared to $19.3 million the prior year period. The increase was primarily due to the costs associated with preparing the Puerto Rico facility for the anticipated transfer of product, and the further development of ABRAXANE and other proprietary products in the pipeline.

Abraxis anticipates closing the purchase of the Puerto Rico facility from Pfizer by the end of 2006 and beginning release of transferred manufactured products from that facility in the second half of 2007.

Total fully diluted outstanding shares were 159,968,000 during the third quarter of 2006. Adjusted net income per diluted share is a non-GAAP financial measure comprised of reported diluted earnings per share excluding the impact of merger-related purchase accounting, other direct merger and transaction-related costs, non-stock stock compensation expense, minority interests, non-cash amortization of acquired intangible assets and other significant non-operating items. The company believes that its presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for each of the three and nine month periods ending September 30, 2006 and 2005 is included with this press release.

Clinical Development Update

On September 7, 2006, the Company met with the U.S. Food and Drug Administration’s (FDA) Oncologic Drugs Advisory Committee (ODAC) to discuss the need for a

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randomized trial to support the approval of ABRAXANE for use in the adjuvant treatment of node-positive breast cancer. ODAC panel members recommended that Abraxis and the FDA work together to identify selected patient populations for a “reasonably sized”, randomized trial to confirm safety and efficacy of ABRAXANE leading to approval as adjuvant treatment. The Company remains encouraged by the panel’s recommendation and is beginning conversations with the FDA to discuss next steps.

In December 2006, an oral presentation will be given at the San Antonio Breast Cancer Symposium with data from a Phase 2 randomized study of 300 patients comparing weekly or every three weeks of ABRAXANE versus every three weeks of Taxotere® (docetaxel) as first line therapy in metastatic breast cancer.

The Company continues to study the use of ABRAXANE in a variety of oncology settings. The company has made a strategic decision to prioritize the global development of ABRAXANE in the following indications initially: first-line metastatic breast cancer and first-line non-small cell lung cancer by developing two Phase 3 superiority trials using weekly dosing schedules of ABRAXANE which is anticipated to begin enrolling in Q1 2007. In breast cancer, ABRAXANE will be compared to Taxotere. Abraxis also is targeting six Investigational New Drug (IND) submissions over the next 12 to 18 months for new molecules which use the proven nab™ technology platform. By the end of this year, the Company expects to have submitted INDs for nab docetaxel (ABI 008) and the mTOR inhibitor nab rapamycin (ABI 009). It is expected that the IND for the HSP90 inhibitor, nab 17AAG (ABI 010), will be filed in the first quarter of 2007.

COROXANE™ (nab- paclitaxel) is currently in clinical development for both coronary and peripheral artery restenosis. The SNAPIST series of studies examine the use of COROXANE in the treatment of coronary artery restenosis, including the use of COROXANE in patients receiving bare metal stents. COROXANE administered intraarterially with bare metal stents may address the issue of incomplete reendothelialization and acute thrombosis associated with drug-eluting stents.

Conference Call Information

On Monday, November 6, 2006, the company will host a conference call with interested parties beginning at 8:30 a.m. PST/11:30 a.m. EST to review its results of operations for

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the third quarter ended September 30, 2006. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

About ABRAXANE

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience, Inc.

Abraxis BioScience, Inc. is an integrated global biopharmaceutical company dedicated to meeting the needs of critically ill patients. The company develops, manufactures and markets one of the broadest portfolios of injectable products and leverages revolutionary technology such as its nab™ platform to discover and deliver breakthrough therapeutics that transform the treatment of cancer and other life-threatening diseases. The first FDA approved product to use this nab platform, ABRAXANE®, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Stock Market under the symbol ABBI. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding anticipated ABRAXANE revenue and sales, the benefits of the co promotion and product acquisition agreements with AstraZeneca, the global commercialization plan for ABRAXANE and the clinical development plan for ABRAXANE and product candidates. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward- looking statements. These factors include, without limitation, decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and product candidates, unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates, the need for additional data or clinical studies for ABRAXANE or product candidates, regulatory developments (domestic or foreign) involving the company’s manufacturing facilities, the market adoption and demand of ABRAXANE, the costs associated with the ongoing launch of ABRAXANE, research and development associated with the nab™ technology platform, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other documents it has filed with the Securities and Exchange Commission.

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The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Taxotere® is a registered trademark of Sanofi-Aventis.

CONTACT (Investor and Media Inquiries):

Christine Cassiano

(310) 826-5102

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Abraxis BioScience, Inc.

Consolidated Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Hospital Based Product Net Sales	$147,822	$96,263	$377,848	$287,109
Contract manufacturing	2,229	478	6,424	598

Total Hospital-Based Revenue	150,051	96,741	384,272	287,707
Abraxane revenue	52,320	32,053	118,763	86,277
Research revenue	773	777	5,376	1,169

Total revenue	203,144	129,571	508,411	375,153
Cost of sales	85,413	64,360	211,170	167,167

Gross profit	117,731	65,211	297,241	207,986

Percent to total revenue	58.0%	50.3%	58.5%	55.4%
Operating Expenses
Research and development	21,776	19,270	72,298	50,185
Selling, general and administrative	56,489	27,687	126,745	91,797
Amortization of merger related intangibles	13,508	—	24,766	—
Merger-related in-process research and development charge	—	—	105,777	—
Other merger related costs	2,108	5,944	26,375	5,944
Equity income in Drug Source Company, LLC	(1,242)	(283)	(2,025)	(1,808)

Total operating expenses	92,639	52,618	353,936	146,118

Percent to total revenue	45.6%	40.6%	69.6%	38.9%
Income (loss) from operations	25,092	12,593	(56,695)	61,868
Percent to total revenue	12.4%	9.7%	-11.2%	16.5%
Interest income	1,047	329	3,387	970
Interest expense and other	(4,686)	(2,401)	(9,741)	(3,610)
Minority interests	—	(5,345)	(11,383)	(18,792)

Income (loss) before income taxes	21,453	5,176	(74,432)	40,436
Income tax expense	7,896	7,066	914	25,421

Net income (loss)	$13,557	$(1,890)	$(75,346)	$15,015

Net income (loss) per common share:
Basic	$0.09	$(0.01)	$(0.47)	$0.10

Diluted	$0.08	$(0.01)	$(0.47)	$0.09

Weighted - average common shares outstanding:
Basic	159,002	158,035	158,755	157,511

Diluted	159,968	158,035	158,755	159,691

The composition of stock-based compensation included above is as follows:
Cost of sales	$986	$1,008	$2,500	$2,800
Research and development	1,736	214	3,329	595
Selling, general and administrative	4,033	2,555	9,151	7,105
Other merger related stock compensation	—	—	8,999	—

Total stock based compensation	$6,755	$3,777	$23,979	$10,500

Adjusted Net Income and Adjusted Net Income per Diluted Share are defined as reported net income and reported diluted earnings per share excluding the impact of merger-related purchase accounting, other direct merger and transaction-related costs, non-stock stock compensation expense, minority interests, non-cash amortization of acquired intangible assets and other significant non-operating items. We believe that our presentation of non-GAAP measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for each of the three and nine month periods ending September 30, 2006 and 2005 are as follows:

GAAP TO ADJUSTED NET INCOME RECONCILIATION

(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Reported net income (loss)	$13,557	$(1,890)	$(75,346)	$15,015
Merger related items
In-process research and development charge	—	—	105,777	—
Sale of inventory written up to fair-market value	2,889	—	7,706	—
Other merger related stock compensation	—	—	5,901	—
Other merger related costs	1,383	3,897	11,394	3,897
Intangible amortization	8,341	—	15,293	—
Amortization of purchased product rights	2,537	—	2,537	—
Minority interests	—	5,345	11,383	18,792
Merger related income tax benefit	—	—	(17,884)	—

Merger related items - net of income tax	15,150	9,242	142,107	22,689
Stock compensation (FAS 123®) excluding merger related amounts above	4,429	2,456	9,822	6,825

Adjusted net income	$33,136	$9,808	$76,583	$44,529

Adjusted net income per diluted share	$0.21	$0.06	$0.48	$0.28

Weighted - average common shares outstanding diluted	159,968	158,035	158,755	159,691

Abraxis BioScience, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$30,714	$28,818
Short-term investments	149	54,455
Accounts receivable, net of allowances for doubtful accounts	38,000	61,868
Inventories	207,401	175,282
Prepaid expenses and other current assets	29,293	13,553
Deferred income taxes	46,671	16,936

Total current assets	352,228	350,912
Property, plant and equipment, net	225,757	152,630
Investment in Drug Source Company, LLC	4,955	2,728
Intangible assets, net of accumulated amortization	755,935	—
Goodwill	401,600	—
Deferred income taxes, non-current	—	5,993
Non-current receivables from related parties	435	649
Other non-current assets, net of accumulated amortization	11,876	11,317

Total assets	$1,752,786	$524,229

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$61,135	$35,593
Accrued liabilities	57,202	46,356
Deferred revenue	39,225	18,404
Minimum royalties payable	1,007	1,020
Amounts due to officer/stockholder	—	1,255
Notes payable	70,910	—

Total current liabilities	229,479	102,628

Deferred income taxes, non-current	172,960	—
Long-term debt	180,500	190,000
Long-term portion of deferred revenue	167,979	—
Other non-current liabilities	6,684	1,400

Total liabilities	757,602	294,028
Minority interests	—	162,061
Stockholders’ equity:
Common stock	166	165
Additional paid-in capital	1,075,329	71,240
Retained (deficit) earnings	(23,966)	51,380
Accumulated other comprehensive income	1,396	1,629
Less treasury stock	(57,741)	(56,274)

Total stockholders’ equity	995,184	68,140

Total liabilities and stockholders’ equity	$1,752,786	$524,229